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                                       Contact: N. Gregory Petrick
                                                Executive Vice President and CFO

Press Release
FOR IMMEDIATE RELEASE
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                       UNI-MARTS EXECUTES LETTER OF INTENT
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                     FOR SALE OF COMPANY TO MANAGEMENT GROUP
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     STATE COLLEGE, PENNSYLVANIA, June 3, 2003 - Uni-Marts, Inc.  (AMEX: UNI)
announced today that it has entered into a letter of intent for a merger transaction with HFL Corporation ("HFL") in which HFL will acquire, for cash, all of the outstanding shares of Uni-Marts common stock (other than shares owned by HFL and its affiliates) for a price of $2.25 per share. HFL is a privately-held corporation controlled by Henry D. Sahakian, Chief Executive Officer and Chairman of the Board of Uni-Marts, and Daniel Sahakian, a Director of Uni-Marts and the brother of Henry Sahakian.

     The consummation of the transaction contemplated by the letter of intent is subject to various conditions, including that the Uni-Marts Board receive an opinion from a financial advisor that the cash price is fair from a financial point of view to the Uni-Marts stockholders, the lenders to the Company consent to the transaction and stockholder approval. The Special Committee of the Uni-Marts Board negotiating the transaction has engaged the investment banking firm of Boenning & Scattergood, Inc. to render the fairness opinion. The letter of intent expires on June 27, 2003 if the parties have not executed a definitive merger agreement by such date.

     The letter of intent is not subject to any due diligence or financing contingencies. HFL has delivered to Uni-Marts a $250,000 cash deposit which is not refundable if HFL is unable to proceed to closing for any reason other than the inability to execute a mutually agreeable definitive merger agreement, the failure by the Uni-Marts Board to obtain a favorable fairness opinion or the failure to obtain the required consents of the Company's lenders.

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     The letter of intent provides that if the transaction is terminated by
Uni-Marts prior to execution of a definitive merger agreement with HFL (other than a termination because the Company does not receive a favorable fairness opinion or the expiration of the letter of intent), all of HFL's out-of-pocket expenses up to $100,000 will be paid by Uni-Marts. In addition, if Uni-Marts terminates the letter of intent (other than because of the failure to receive a favorable fairness opinion or the expiration of the letter of intent) and, within six months of such termination, Uni-Marts enters into a binding agreement with respect to a transaction such as a business combination with any person or entity other than HFL, Uni-Marts will pay to HFL a fee of $1.5 million upon consummation of such transaction. Each party shall otherwise pay its own legal, accounting and investment banker fees and expenses incurred in connection with the contemplated transaction.

     Henry D. Sahakian commented on the proposed transaction, "While management of the Company will continue to pursue its previously-announced divestiture plan, the execution of such plan will require an extended period of time. Management is anxious to create liquidity for the Uni-Marts shareholders as soon as possible. We are therefore gratified to be able to offer the Uni-Marts shareholders a cash price for their shares representing a significant premium to the recent market price of the shares."

     Mr. Stephen B. Krumholz, Chairman of the Special Committee of the Uni-Marts Board, stated, "The Committee has spent a great deal of time in the pursuit of a strategic alternative which will provide the greatest benefit to Uni-Marts, its shareholders and employees. We feel that the merger with HFL will prove to be the best alternative for all involved parties and look forward to the consummation of the transaction."

     At June 2, 2003, Uni-Marts operated 294 convenience stores and Choice Cigarette Discount Outlets in Pennsylvania, New York, Delaware, Maryland and Virginia. Self-service gasoline was sold at 238 of these locations.

Certain statements contained in this release are forward looking. Although Uni-Marts, Inc. believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. The forward-looking statements include, but are not limited to, statements related to the possibility of successful completion of any sale transaction or enhancement of stockholder value. Factors that could cause actual results to differ from expectations include general economic, business and market conditions, volatility of gasoline prices, merchandise margins, customer traffic, weather conditions, labor costs and the level of capital expenditures. For other important factors that may cause actual results to differ materially from expectations and underlying assumptions, see reports by Uni-Marts, Inc. filed with the Securities and Exchange Commission.